Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
Executive Vice President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation
First Quarter 2011 Financial Results

FOR IMMEDIATE RELEASE
Tuesday, May 10, 2011

LAKE BARRINGTON, IL, May 10, 2011 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the first quarter of 2011.

Consolidated net sales for the first quarter of 2011 were $12,698,000 compared to consolidated net sales of $12,411,000 for the first quarter of 2010, representing an increase of 2.3%.  The Company earned net income of $297,000 or $0.09 per share (basic and diluted) for the first quarter of 2011 compared to net income of $599,000 or $0.22 per share (basic) and $0.21 per share (diluted) for the first quarter of 2010.

Key Factors and Trends

Sales in each of the foil balloon, latex balloon and film product lines continued to increase, while sales of pouch products were down compared to the first quarter 2010.  Despite an increase in sales, profits were down due to (i) increased raw materials costs and (ii) a shift in the mix of product sales to lower margin items and (iii) an increase in the book amount of U.S. income tax reported in the first quarter of this year.

Novelty product revenues were up 8.9%, from $7,804,000 in the first quarter of 2010 to $8,495,000 in the first quarter of 2011.  Sales of laminated films also increased from $1,367,000 in the first quarter of 2010 to $1,745,000 in the first quarter of this year.

In the first quarter of this year, pouch sales declined to $2,154,000 from $3,041,000 in the first quarter of 2010.

Gross margins declined to 19.5% in the first quarter of 2011 compared to 24.5% for the first quarter of 2010.  The decline in this quarter is the result of (i) significant increases in the cost of raw materials, particularly latex and films and (ii) a change in the mix of products sold to products having a lower margin.  Profit was also affected by the fact that the Company recorded U.S. income tax in the amount of $140,000 in the first quarter of this year compared to no income tax expense in the first quarter of 2010 due to a reduction in the valuation reserve against deferred tax assets that offset income tax expense.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

–	FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$400,914	$761,874
Accounts receivable, net	10,052,699	8,533,626
Inventories, net	11,033,046	10,368,037
Other current assets	2,345,493	1,762,552
Total current assets	23,832,152	21,426,089

Property, plant and equipment, net	9,520,566	9,659,768
Other assets	1,603,832	1,775,531

Total Assets	$34,956,550	$32,861,388

Liabilities & Equity
Total current liabilities	$19,004,908	$17,952,042
Long term debt, less current maturities	3,417,099	3,129,685
CTI Industries Corporation stockholders' equity	12,571,417	11,784,340
Noncontrolling interest	(36,874)	(4,679)

Total Liabilities & Equity	$34,956,550	$32,861,388

Condensed Consolidated Statements of Operations

	Three Months Ended March 31
	2011	2010
	(Unaudited)	(Unaudited)

Net sales	$12,697,655	$12,410,766
Cost of sales	10,226,883	9,366,194

Gross profit	2,470,772	3,044,572

Operating expenses	1,872,341	2,084,516

Income from operations.	598,431	960,056

Other (expense) income:
Net Interest expense	(139,206)	(244,073)
Other	11,117	(13,223)

Income before income taxes	470,342	702,760

Income tax expense	205,429	116,359

Net Income	264,913	586,401

Less: Net loss attributable to noncontrolling interest	(32,195)	(12,443)

Net income attributable to CTI Industries Corporation	$297,108	$598,844

Income applicable to common shares	$297,108	$598,844

Basic income per common share	$0.09	$0.22

Diluted income per common share	$0.09	$0.21

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,137,837	2,769,002

Diluted	3,198,742	2,793,863